Exhibit 99.1

Joe’s Jeans Reports 79% Increase in Net Sales to $52.7 Million for the 3rd Quarter of Fiscal 2014

LOS ANGELES--(BUSINESS WIRE)--October 9, 2014--Joe’s Jeans Inc. (the “Company”) (NASDAQ: JOEZ) today announced financial results for the third quarter ended August 31, 2014. Highlights were:

  Third quarter net sales increased 79% to $52.7 million;
  Wholesale net sales increased 98%;
  Retail store net sales increased 13%; and
  Operating income was $3.8 million compared to an operating loss of $295,000 in the prior year period.

For the third quarter ended August 31, 2014, overall net sales were $52.7 million compared to $29.4 million in the prior year comparative period, or a 79% increase. We completed our acquisition of Hudson Clothing Holdings, Inc. (“Hudson”) on September 30, 2013 and our results for the third quarter of fiscal 2014 reflect the operation of Hudson as one of our wholly-owned subsidiaries.

Our overall gross profit for the quarter increased to $24.5 million from $12.9 million in the prior year comparative period, or a 90% increase. Our overall gross margin in the third quarter of fiscal 2014 was 46% compared to 44% in the third quarter of fiscal 2013. Operating expense in the third quarter of fiscal 2014 was $20.7 million compared to $13.1 million a year ago. Our operating income was $3.8 million compared to an operating loss of $295,000 in the prior year comparative period. We had net income of $276,000 compared to a net loss of $287,000 in the prior year period. As a result, our fully diluted earnings per share was comparable at $0.00 for the third quarter of fiscal 2014 and 2013.

Marc Crossman, President and Chief Executive Officer, commented, “We are pleased with our results for the third quarter. On a historical combined basis, we increased revenue, expanded gross margins, and grew operating income.” Crossman continued, “Both our Joe’s® and Hudson® brands experienced the same top line trends this quarter. More importantly, our brands are well positioned with non-denim offerings as we move into the fourth quarter. For example, our Joe’s® brand has created a fashion forward fitness collection that launched just this month that will be available not only with our existing retail partners, but also in several new and significant fitness apparel retailers.”

Wholesale

Net sales for our wholesale segment in the third quarter of fiscal 2014 increased 98% to $45.5 million compared to $23.1 million in the year ago period. Wholesale net sales for the third quarter of fiscal 2014 included $22.1 million in wholesale net sales from Hudson®. Gross margin percentages for our wholesale segment were 43% for the third quarter of fiscal 2014 compared to 37% in the prior year comparable quarter. For the third quarter, wholesale operating expense increased to $6.4 million compared to $3.5 million in the year ago period. Our wholesale operating income increased to $13.4 million in the third quarter of fiscal 2014 compared to $5.2 million in the prior year comparative period.

Retail

Net sales from our retail segment in the third quarter increased 13% to $7.1 million compared to $6.3 million in the prior year comparative period. The growth in retail sales was driven by revenue contribution of $585,000 from Hudson’s® e-shop as well as growing our store base by one store in the comparative period. In addition, our same store sales, which includes Joe’s® stores open at least 12 months and our Joe’s® e-shop, decreased 2% during the quarter. Gross margin percentages for our retail segment decreased to 65% from 67% in the year ago period and were impacted by increased promotional activity at our retail outlet stores as our competitors were more promotional. Retail operating expense increased as a result of additional expenses associated with expanding our store base compared to the prior year period and the addition of the operation of Hudson’s® e-shop. Overall, for the third quarter, we had an operating loss of $1.0 million compared to a loss of $524,000 in the year ago period for our retail segment.

Corporate and Other

For the third quarter of fiscal 2014, our corporate and other expenses were $8.6 million compared to $4.9 million in the third quarter a year ago. Corporate and other expenses increased due to $4.7 million of expenses associated with Hudson’s corporate operations for the third quarter of fiscal 2014.

The Company will host a conference call on Thursday, October 9, 2014 at 4:30 p.m. Eastern Time with the Company’s Chief Executive Officer, Marc Crossman, and its Chief Financial Officer, Hamish Sandhu, to discuss financial results for the third quarter ended August 31, 2014.

To access the live call, please dial 1(800) 264-7882 or 1(847) 413-3708. The conference ID number and participant passcode is 38176967 and is titled the “Q3 2014 Joe’s Jeans Inc. Earnings Conference Call.” The information provided on the teleconference is only accurate at the time of the conference call, and the Company will take no responsibility for providing updated information. A telephone replay of the conference call will be available beginning at 7:00 p.m. Eastern Time on October 9, 2014 until 11:59 p.m. Eastern Time on October 16, 2014 by dialing 1(888) 843-7419 or 1(630) 652-3042 and using the conference passcode 38176967#. In addition, the conference call will be archived for two weeks on the Company’s website at www.joesjeans.com.

JOE'S JEANS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

	Three months ended
	August 31, 2014	August 31, 2013
	(unaudited)
Net sales	$52,668	$29,385
Cost of goods sold	28,218	16,540
Gross profit	24,450	12,845

Operating expenses
Selling, general and administrative	19,186	12,619
Depreciation and amortization	1,134	521
Retail stores impairment	332	-
	20,652	13,140
Operating income (loss)	3,798	(295)
Interest expense	3,424	116
Income (loss) before provision for taxes	374	(411)
Income tax expense (benefit)	98	(124)
Net income (loss) and comprehensive income (loss)	$276	$(287)

Earnings per common share - basic	$0.00	$0.00

Earnings per common share - diluted	$0.00	$0.00

Weighted average shares outstanding:
Basic	68,362	67,413
Diluted	68,880	67,413

The following table sets forth certain segment information for the three months ended August 31, 2014 and 2013, respectively:

JOE'S JEANS INC. AND SUBSIDIARIES
SEGMENT RESULTS
(in thousands)

	Three months ended
	August 31, 2014	August 31, 2013
	(unaudited)
Net sales:
Wholesale	$45,545	$23,060
Retail	7,123	6,325
	$52,668	$29,385

Gross profit:
Wholesale	$19,801	$8,633
Retail	4,649	4,212
	$24,450	$12,845

Operating income (loss):
Wholesale	$13,402	$5,157
Retail	(1,025)	(524)
Corporate and other	(8,579)	(4,928)
	$3,798	$(295)

About Joe’s Jeans Inc.

Joe’s Jeans Inc. designs, produces and sells apparel and apparel-related products to the retail and premium markets under the Joe's® brand and related trademarks. The Company also acquired in September 2013 Hudson Clothing Holdings, Inc., a leading global designer and marketer of women’s and men’s premium branded denim apparel bearing the Hudson® brand name, and operates it as a wholly owned subsidiary. Visit: joesjeans.com or facebook.com/joesjeans and hudsonjeans.com or facebook.com/HudsonJeans.

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. The matters discussed in this document involved estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. All statements in this news release that are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate,” “project,” “expect” or similar expressions. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to: our ability to successfully integrate the business of Hudson Clothing Holdings, Inc., or Hudson, and realize cost savings and any other synergies; the ability to generate significant cost savings in the third and fourth fiscal quarters of 2014; the ability to increase our core results; unexpected costs or unexpected liabilities that may arise from the transaction or the operation of our business; the inability to retain key personnel; the diversion of management's time and attention from our ongoing business during this time period, the impact of the acquisition on our stock price, the anticipated benefits of the acquisition on our financial results, business performance and product offerings, the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect, continued acceptance of our product, product demand, competition, capital adequacy, general economic conditions and the potential inability to raise additional capital, if required, the risk that the Company will be unsuccessful in gauging fashion trends and changing customer preferences; the risk that changes in general economic conditions, consumer confidence, or consumer spending patterns will have a negative impact on the Company’s financial performance or strategies; the highly competitive nature of the Company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the Company’s ability to respond to the business environment and fashion trends; continued acceptance of the Company’s brands in the marketplace; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; the risk that acts or omissions by the Company’s first party vendors could have a negative impact on the Company’s reputation; a possible oversupply of denim in the marketplace; and other risks. The Company discusses certain of these factors more fully in its additional filings with the SEC, including its last annual report on Form 10-K filed with the SEC, and this release should be read in conjunction with that annual report together with all of the Company’s other filings made with the SEC through the date of this release. The Company urges you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update these statements to reflect events or circumstances after the date on which such statement is made. Readers are cautioned not to place undue reliance on forward-looking statements.

CONTACT:
Joe’s Jeans Inc.
Hamish Sandhu
323-837-3700 x 304
(Investor Relations)